Exhibit 5.1

August 11, 2006

NewPage Holding Corporation

Courthouse Plaza, NE

Dayton, Ohio 45463

Dear Sirs:

We have acted as special counsel to NewPage Holding Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1, Commission file number 333-133367 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale of a maximum of 23,000,000 shares of the Company’s common stock, par value $.01 per share (the “Common Stock,” and the shares of Common Stock covered by the Registration Statement are referred to herein as the “Shares”), 3,000,000 of which are subject to an overallotment option granted by the Company to the underwriters. The Shares are to be purchased by certain underwriters and offered for sale to the public pursuant to the terms of an Underwriting Agreement (the “Underwriting Agreement”), the form of which has been filed as an exhibit to the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In our capacity as special counsel to the Company in connection with the preparation and filing by the Company of the Registration Statement and the offer and sale of Shares contemplated thereby, we have examined originals, telecopies or copies, certified or otherwise identified to our satisfaction, of such records of the Company and all such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for this opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and such other investigations as we have deemed necessary and subject to the qualifications included in this letter, we are of the opinion that the Shares have been duly authorized by the Company and, upon payment and delivery, in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Validity of the Common Stock” in the prospectus which forms a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/    Schulte Roth & Zabel LLP